UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          May 26, 2026

Superior Group of Companies, Inc.

(Exact name of registrant as specified in its charter)

Florida	001-05869	11-1385670
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Central Avenue, Suite 2000, St. Petersburg, Florida (Address of principal executive offices)		33701 (Zip Code)

Registrant's telephone number including area code:  (727) 397-9611

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SGC	NASDAQ

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 26, 2026, Superior Group of Companies, Inc. (the “Company”) entered into an employment agreement with its Chief Executive Officer, Michael Benstock.

Mr. Benstock’s employment agreement with the Company expires on May 31, 2029, unless sooner terminated in accordance with its terms. Under the agreement, Mr. Benstock will continue to be employed as Chief Executive Officer of the Company. His annual base salary initially will be $1,044,399. Mr. Benstock is eligible to participate in the Company’s short-term incentive program applicable to the chief executive officer, as described in the Company’s proxy statement; however, for each of the Company’s 2026, 2027, and 2028 fiscal years, Mr. Benstock is entitled to a guaranteed bonus of at least $500,000 (and potentially more, depending on the Company’s performance) if he is employed on December 31 of the applicable fiscal year, in each case generally prorated for departures prior to December 31. In addition, Mr. Benstock is entitled to a retention bonus of $2,100,000 to be paid within 240 days following the date he either voluntarily retires from the Company or resigns for Good Reason. He is also eligible to participate in such other bonus plans as the Company may in its sole and absolute discretion offer to him.

The employment agreement imposes non-compete, non-solicitation and confidentiality provisions on Mr. Benstock.

Mr. Benstock’s employment agreement contains provisions on severance. If he is terminated without Cause within 12 months after the completion of a Change in Control, or if Mr. Benstock is terminated without Cause or resigns with Good Reason during the term of the agreement, Mr. Benstock is entitled to an amount equal to 2.0 times his highest annual compensation, plus the minimum guaranteed bonus amount applicable to the fiscal year in which he separates from the Company prorated for the number of days in that fiscal year prior to the date of separation, in addition to the amounts he would receive upon any termination, including (i) accrued but unpaid base salary and bonus, (ii) incurred but not reimbursed expenses, and (iii) nonforfeitable benefits already earned and payable. Mr. Benstock’s right to receive certain of these items is contingent upon him fulfilling certain post-termination obligations, including the execution of a general release. For purposes of the above, highest annual compensation is the sum of Mr. Benstock’s single highest base salary during the preceding three-year period and the average of the annual cash bonuses paid or payable to Mr. Benstock that were calculated based on the results of the 3 full fiscal years ended immediately before his termination of employment (regardless of when paid), or, if greater, the 3 full fiscal years ended immediately prior to a Change in Control (or, if applicable, such lesser period for which cash annual bonuses were paid or payable to him).

The agreement defines “Good Reason” as:

●	a material reduction in Mr. Benstock’s base salary or material change to the structure of Mr. Benstock’s incentive compensation plan, in each case only if without Mr. Benstock’s consent;

●
a material, adverse reduction in Mr. Benstock’s authority, title, reporting relationship, duties, or responsibilities (other than temporarily while Mr. Benstock is physically or mentally incapacitated or as required by applicable law), but only if without Mr. Benstock’s consent;

●	Mr. Benstock is required by the Company to be based in a location not of Mr. Benstock’s choosing, except for required travel on Company business; or

●	the Company’s uncured breach of a material provision of the agreement.

“Cause” is defined in the agreement as:

●	gross negligence or willful misconduct in the performance of Mr. Benstock’s duties;

●	continued failure to substantially perform his employment duties, which failure is not cured to the good faith reasonable satisfaction of the Company;

●	breach of the employment agreement or any other agreement with the Company, which breach is not cured to the good faith reasonable satisfaction of the Company; or

●	certain crimes or other acts or omissions.

Subject to certain exceptions specified in the agreement, a “Change in Control” generally means that any of the following occurs:

●	the Company sells all or substantially all of its assets to an entity that is not an affiliate (in a transaction requiring shareholder approval);

●
any person or group of persons within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, other than the Company’s affiliates, becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s equity securities or outstanding voting stock (whether by way of purchase of stock or other equity securities, merger or otherwise); or

●	any transaction that qualified as a liquidation, dissolution, or winding up of the Company.

Upon his retirement from the Company, Mr. Benstock’s unvested restricted stock awards shall accelerate on a prorated basis based on the time elapsed from the grant date through his retirement date. In addition, Mr. Benstock will be permitted to use an office of the Company’s choosing at the Company’s headquarters and use the services of one of the Company’s administrative assistants for personal and/or professional work up to 25 hours a month.

This agreement voids Mr. Benstock’s existing Severance Protection Agreement that was entered into on November 23, 2005.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

SUPERIOR GROUP OF COMPANIES, INC.

By:	/s/ Michael Koempel
Michael Koempel
President and Chief Financial Officer

Date: May 29, 2026